Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-130646, 33-90452, 33-94594, 333-10811, 333-74269, 333-89962, 333-107564 and 333-116785 on Form S-8 of our report dated April 12, 2006 related to the consolidated financial statements of The Gymboree Corporation and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in accounting method) and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of The Gymboree Corporation for the year ended January 28, 2006.

/s/ DELOITTE & TOUCHE LLP

San Francisco, California
April 12, 2006